Exhibit 99.1

OptimizeRx Empowers Patients and Providers with Telemedicine Tools Tailored for Women’s Health

ROCHESTER, Mich. – May 13, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies and payers, announced that Michigan-based clinic, True™ Women’s Health, has launched a new health app powered by the company’s RMDY digital health tools.

The app focuses on delivering virtual care and patient support, and enables the clinic to treat patients nationwide with personalized health and wellness programs during the COVID-19 pandemic.

“OptimizeRx’s RMDY digital health tools empowered us to launch our practice virtually during the COVID-19 crisis, and particularly to help manage menopause, which is a complicated health process and the most dramatic risk factor for heart disease in women,” said Dr. Diana Bitner, chief medical officer and co-founder of True Women’s Health. “The ability to have a virtual care platform supported by our team and proprietary whole-health program has been tremendous for us to stay on schedule with the launch of our clinic, even when our physical location is delayed due to COVID-19.”

“By combining the power of technology and medicine,” continued Bitner,” we can provide personalized support programs paired with physician telehealth visits that help patients manage the symptoms of menopause and stay on track for healthy aging.”

The True Women’s Health app guides patients through a personalized patient journey that includes educational videos, trackers, surveys, direct coaching and telehealth consults, as well as easy appointment scheduling for both patient and provider. They can also track progress against program goals throughout the year and discuss health information during virtual visits. Patients can track their menopause symptoms and connect their occurrence to their daily activities, which gives providers specific data to support an individualized care plan.

“Patient engagement and telehealth are more than about virtual visits,” noted OptimizeRx’s vice president of customer strategy and engagement, Rebecca Love, RN, MSN. “Our RMDY digital health tools enable Dr. Bitner and other healthcare providers to have touchpoints with their patients throughout the year, increasing adherence and creating better outcomes. This is the future of healthcare.”

OptimizeRx’s RMDY digital health tools are proven to drive positive, measurable behavior change across a variety of health management programs by helping patients efficiently track and manage their habits with the goal of improving personal health. In addition to women’s health, the virtual care solution has been applied to mental health services, cardiac rehabilitation, chronic condition management and diabetes prevention. The solution is part of OptimizeRx’s comprehensive digital health program designed for providers, health plans, life science companies and other healthcare organizations.

To receive more information about RMDY digital health tools or to schedule a demo, submit your request here. The True Women’s Health app is available for download today from the Apple App store or Google Play store.

About True Women’s Health

True Women’s Health is a concierge clinic providing a total wellness experience for women. The clinic specializes in women’s health with an expertise in midlife, menopause, and sexual health. It offers a high-touch personalized care approach that addresses each woman’s individual needs. It aims to educate women at every age about their wellness while driving prevention, individualized goal setting, and health planning. True Women’s Health was founded by OB/GYN Diana Bitner, M.D., who is a North American Menopause Society Certified Menopause Practitioner (NAMS) and has more than 28 years of experience serving thousands of women across West Michigan. The midlife, menopause, and sexual health wellness clinic will be located at 2144 E. Paris Ave., Grand Rapids, Michigan. For more information, visit www.truewomenshealth.com.

About OptimizeRx®

OptimizeRx Corporation (NASDAQ: OPRX) is a digital health company that facilitates communication at point-of-care among all stakeholders in healthcare. Primarily focused on life science and payer clients, its suite of digital and mobile SaaS-based solutions enables affordability, patient adherence and care management. OptimizeRx’s network reaches more than 60% of U.S. ambulatory providers, delivering therapeutic support on specialty medications and patient financial assistance directly within a provider’s workflow through leading electronic health platforms. OptimizeRx’s fully integrated platform supports the real-time exchange of information, improving provider knowledge and patient engagement, and ultimately leading to healthier outcomes.

For more information, follow the company on Twitter, LinkedIn or visit www.OptimizeRx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition, and other material risks.

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OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 x807

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

oprx@cma.team